July 5, 2017

John M. Demarais, Trustee

Tuxis Trust

26 Deer Creek Lane

Mt. Kisco, New York 10549

Dear Mr. Desmarais:

Reference is made to that certain Promissory Note, dated June 30, 2016 (the “Note”), issued by BioRestorative Therapies, Inc. (the “Company”) to Tuxis Trust (the “Lender”) in the principal amount of $500,000 (the “Principal Amount”). The Note provides that the Principal Amount was payable on July1, 2017 (the “Maturity Date”).

The Lender hereby waives any and all defaults by the Company under the Note. The parties agree that the Note is hereby amended such that the Maturity Date for the payment of the Principal Amount shall be extended to December 1, 2017. Effective as of July 1, 2017, interest at the rate of 15% per annum on the Principal Amount is payable pursuant to the Note. Such interest, together with interest through June 30, 2017 at the rate of 10% per annum on the Principal Amount, is payable on the Maturity Date.

Except as modified herein, the Note shall continue in full force and effect in accordance with its terms.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer

Agreed:

TUXIS TRUST

By:	/s/ John M. Desmarais
John M. Desmarais, Trustee